For Period Ending 12/31/04
File No. 811-2224

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Equity Fund (Series 6)

On November 17, 2004, Registrant purchased 175,000 shares issued by Iowa Telecommunications Services Inc. at a price of $19.00 per share, amounting to a $3,325,000 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate. Merrill Lynch & Co. was the broker from whom the Fund purchased shares.

On November 17, 2004, Registrant purchased 7,500 shares issued by PRA International at a price of $19.00 per share, amounting to a $142,500 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate. Credit Suisse First Boston Corp. was the broker from whom the Fund purchased shares.


MML Small Cap Growth Equity Fund (Series 7)

On December 8, 2004, Registrant purchased 700 shares issued by Range Resources at a price of $18.74 per share, amounting to a $13,118 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate. JP Morgan was the broker from whom the Fund purchased shares.

On December 14, 2004, Registrant purchased 200 shares issued by Las Vegas Sands at a price of $29.00 per share, amounting to a $5,800 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Wellington Management Company, LLP, participated in the underwriting syndicate. Goldman Sachs was the broker from whom the Fund purchased shares.


MML Small Company Opportunities Fund (Series 13)

On November 17, 2004, Registrant purchased 7,500 shares issued by PRA International at a price of $19.00 per share, amounting to a $142,500 aggregate purchase price. Jeffries & Company, Inc., an affiliate of Babson Capital Management LLC, participated in the underwriting syndicate. Credit Suisse First Boston Corp. was the broker from whom the Fund purchased shares.